Exhibit10.19

FULTON FINANCIAL CORPORATION

VARIABLE COMPENSATION PLAN

SUMMARY DESCRIPTION

AS OF JANUARY 1, 2010

Objective/Purpose

On May 30, 2006, the Fulton Financial Corporation (“Fulton”) Board of Directors (“Board”) first approved an annual cash incentive compensation structure, the Variable Compensation Plan (the “Variable Plan.”) The Variable Plan is designed to: (i) assist Fulton and its subsidiaries in attracting, motivating, and retaining the key employees critical to the long-term success of Fulton and its subsidiaries; (ii) align the interest of these employees with those of Fulton’s shareholders; and (iii) enable Fulton to recognize the individual effort of these employees by paying them annual cash bonuses, which are subject to the achievement of specified levels of organizational and individual goals. This summary description of the Variable Plan is to filed with the Securities and Exchange Commission. This document may be amended, from time to time, to reflect subsequent amendments to the Variable Plan.

Administration

The Variable Plan is administered by the committee of the Board that is responsible for executive compensation matters. Currently this committee is the Human Resources Committee (the “Committee”). The Committee shall have authority, in its sole discretion, to construe, interpret and administer the Variable Plan, establish rules and administrative procedures thereunder, make all determinations, including the determination of the Performance Target and the Individual Goals (as such terms are defined below) and compensation awards under the Variable Plan, and delegate the review of awards for participants other than Senior Executive Officers (defined below), as the Committee may deem appropriate. All determinations made by the Committee shall be reflected in meeting minutes or written consents and, unless modified or rejected by the Board, shall be final and binding. Awards under the Variable Plan for the Senior Executive Officers shall be disclosed in Fulton’s filings with the Securities and Exchange Commission, to the extent required.

Eligible Participants

In addition to any Fulton employee that the Committee may specifically designate as an eligible participant, the following categories of personnel are all “Participants” who are eligible to participate in the Variable Plan:

•	Tier 1 Participants consist of Fulton’s Chief Executive Officer and other named executive officers included in Fulton’s annual proxy statement (“Senior Executive Officers”).

•	Tier 2 Participants consist of the Presidents and CEOs of Fulton’s bank subsidiaries and the regional presidents of Fulton Bank, N.A.

•	Tier 3 Participants consist of Fulton’s Department Heads/Managers and Commercial and Retail Banking Heads at Fulton’s subsidiary banks.

•

Tier 4 Participants consist of Market Managers at Fulton Bank, N.A.’s Fulton Financial Advisors Division, and the Commercial Lending Officers, Leasing Officers, Cash Management Sales, and Branch Managers of Fulton’s subsidiary banks.

New hires and employees promoted into a position in one of the above tiers prior to October 1st of a plan year may be eligible for pro-rated participation for that specific plan year. Individuals hired or promoted after October 1st shall be eligible for plan participation effective January 1st of the following year. A plan year is based on a calendar year.

Annual Threshold Performance Target Hurdle

Prior to the commencement of each plan year, the Committee establishes an annual threshold organizational performance target hurdle (the “Performance Target”), which must be achieved by Fulton for any award to be made under the Variable Plan. The Committee determines whether the Performance Target has been achieved in each plan year.

The current Performance Target is Fulton’s earnings per share growth being in the top two-thirds of a peer group selected by the Committee. The current peer group selected by the Committee is Fulton’s Performance Peer Group, which is listed in Fulton’s proxy statement. However, the Committee may use a different performance target or performance peer group in future years.

If the Committee determines that the Performance Target for a plan year has been achieved, each Participant is eligible to receive a cash bonus, the amount of which is based on their achievement of their respective individual performance goals.

Individual Participant Performance Goals

In each plan year, individual performance goals (the “Individual Goals”) will be set for each Participant in the Variable Plan. The Individual Goals of all Tier 1 Participants shall be reviewed and approved by the Committee. The Individual Goals of the Participants in Tiers 2, 3 and 4 shall be reviewed and approved by their respective managers.

Specifically, each Participant is eligible to receive a cash bonus equal to a percentage of base salary, with the possibility of achieving a higher amount for superior individual and company performance. These payouts are substantially based on the results of each Participant’s individual scorecard of critical performance factors that are tailored to his or her position and job responsibilities and different weights are given to each participant’s performance factors. Generally, performance factors that are more directly aligned with the interests of shareholders are given greater weight.

Variable Compensation Awards

The Committee approves awards for Tier 1 Participants up to a pre-set maximum. The Tier 1 threshold, target or maximum award percentages are set for different levels of achievement of Individual Goals. The Committee may delegate award determinations for the Participants in Tiers 2, 3 and 4 to the Senior Executive Officers or other senior officers who may consult with the managers and supervisors of these Participants in determining the amount of each such Participant’s award.

The Board, based on the recommendation of the Committee but in its sole discretion, shall approve the amount of each individual’s Variable Plan award for the Tier 1 Participants, as well as the aggregate amount of the annual variable compensation awards to be granted. Individual Variable Plan awards, expressed as an annual percentage, will be made in accordance with an established payout matrix set by the Committee for Tier 1 Participants. The current payout matrix of awards set by the Committee for Tier 1 Participants is:

Tier 1 Participant	Threshold	Target	Maximum
Fulton CEO	25%	50%	100%
Other Senior Executive Officers	17.5%	35%	60%

The Committee may delegate award determinations for the Participants in Tiers 2, 3 and 4 to the Senior Executive Officers or other senior officers who may consult with the managers and supervisors of these Participants in determining the amount of each such Participant’s award.

3